Exhibit 99.1

November 16, 2009
For 7:00 am EDT Release

Contacts:                                   Shareholders’/Analysts’ Inquiries:                                      Media Inquiries:
                    Robbin Moore-Randolph                                                         Chris Ahearn
                     704-758-3579                                                                               704-758-2304

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $344 million for the quarter ended October 30, 2009, a 29.5 percent decline from the same period a year ago.  Diluted earnings per share declined 30.3 percent to $0.23 from $0.33 in the third quarter of 2008.  For the nine months ended October 30, 2009, net earnings declined 22.4 percent to $1.58 billion while diluted earnings per share declined 22.5 percent to $1.07.

Following an evaluation of the expected performance of certain locations, the company has determined the need to reduce the carrying value of assets for three operating stores and to recognize a charge related to the pipeline of potential future store sites it no longer intends to pursue.  In addition, as previously announced, the company closed its central Milwaukee location on September 20.  Primarily as a result of these items, the company recognized a pre-tax charge of $57 million, or approximately two cents per share ($0.02), in the quarter.  Also, the effective tax rate was favorably impacted during the quarter by the settlement of certain state tax issues, which positively impacted earnings per share by approximately one cent ($0.01).

Sales for the quarter declined 3.0 percent to $11.4 billion, down from $11.7 billion in the third quarter of 2008.  For the nine months ended October 30, 2009, sales declined 3.1 percent to $37.1 billion.  Comparable store sales for the third quarter declined 7.5 percent and declined 8.0 percent in the first nine months of 2009.

“The broad-based pressures of the macro environment are clearly evident in our sales as consumers continue to delay large purchases until they feel better about the economic outlook,” commented Robert A. Niblock, Lowe’s chairman and CEO.  “While consumer spending remained weak, we were pleased with our sequential improvement in comparable store sales from the second quarter and continued evidence of solid market share gains.  Those gains, combined with sound execution, led to earnings within our guidance for the quarter.

“We are beginning to see signs of improved performance in some of the hardest-hit housing markets including California, Florida and areas of the desert Southwest,” Niblock added.  “As the economy and the housing market continue through the bottoming and recovery process, we know there will be ongoing macroeconomic challenges, including declining home values and rising unemployment.  However, we are encouraged by the signs of stabilization in our business and remain confident we are well positioned to capture additional market share.”

During the quarter, Lowe’s opened 12 stores and closed one store.  As of October 30, 2009, Lowe’s operated 1,699 stores in the United States and Canada representing 191.9 million square feet of retail selling space, a 4.9 percent increase over last year.  A conference call to discuss third quarter 2009 operating results is scheduled for today (Monday, November 16) at 9:00 am EST.  Please dial 888-817-4020 (international callers dial 706-679-4821) to participate.

A webcast of the call will take place simultaneously and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2009 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com until February 21, 2010.

Lowe’s Business Outlook

Fourth Quarter 2009 (comparisons to fourth quarter 2008)
•	The company expects to open approximately 13 new stores reflecting square footage growth of approximately 4 percent
•	Total sales are expected to be essentially flat to last year
•	The company expects comparable store sales to decline 2 to 6 percent
•	Earnings before interest and taxes as a percentage of sales (operating margin) is expected to increase approximately 10 basis points
•	Depreciation expense is expected to be approximately $400 million
•	Store opening costs are expected to be approximately $10 million
•	Diluted earnings per share of $0.09 to $0.13 are expected
•	Lowe’s fourth quarter ends on January 29, 2010 with operating results to be publicly released on Monday, February 22, 2010

Fiscal Year 2009 (comparisons to fiscal year 2008)
•	The company expects to open approximately 64 stores in 2009 reflecting total square footage growth of approximately 4 percent
•	Total sales are expected to decline 2 to 3 percent
•	The company expects comparable store sales to decline 7 to 8 percent
•	Earnings before interest and taxes as a percentage of sales (operating margin) is expected to decline approximately 130 basis points
•	Depreciation expense is expected to be approximately $1.61 billion
•	Store opening costs are expected to be approximately $48 million
•	Diluted earnings per share of $1.16 to $1.20 are expected for the fiscal year ending January 29, 2010

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements of the company’s expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.  Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as rising unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, the availability and increasing regulation of consumer credit and mortgage financing, changes in the rate of housing turnover, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to:  (i) respond to adverse trends in the housing industry and the level of repairs, remodeling, and additions to existing homes, as well as general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and successfully develop new sites for store development particularly in major metropolitan markets; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legislative and regulatory developments; and (viii) respond to unanticipated weather conditions that could adversely affect sales.  In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release speak only as of the date of this release and the company does not assume any obligation to update any such statements.

With fiscal year 2008 sales of $48.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 14 million customers a week at more than 1,675 home improvement stores in the United States and Canada. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended				Nine Months Ended
	October 30, 2009		October 31, 2008		October 30, 2009		October 31, 2008
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Net sales	$11,375	100.00	$11,728	100.00	$37,052	100.00	$38,246	100.00

Cost of sales	7,485	65.80	7,743	66.02	24,143	65.16	25,113	65.66

Gross margin	3,890	34.20	3,985	33.98	12,909	34.84	13,133	34.34

Expenses:

Selling, general and administrative	2,872	25.25	2,726	23.23	8,924	24.09	8,464	22.13

Store opening costs	10	0.09	31	0.27	38	0.10	70	0.18

Depreciation	403	3.54	385	3.29	1,212	3.27	1,142	2.99

Interest - net	77	0.68	65	0.56	231	0.62	210	0.55

Total expenses	3,362	29.56	3,207	27.35	10,405	28.08	9,886	25.85

Pre-tax earnings	528	4.64	778	6.63	2,504	6.76	3,247	8.49

Income tax provision	184	1.62	290	2.47	926	2.50	1,214	3.17

Net earnings	$344	3.02	$488	4.16	$1,578	4.26	$2,033	5.32

Weighted average common shares outstanding - basic	1,466		1,459		1,464		1,456

Basic earnings per common share	$0.23		$0.33		$1.07		$1.39

Weighted average common shares outstanding - diluted	1,469		1,461		1,466		1,469

Diluted earnings per common share	$0.23		$0.33		$1.07		$1.38

Cash dividends per share	$0.090		$0.085		$0.265		$0.250

Retained Earnings
Balance at beginning of period	$18,025		$16,648		$17,049		$15,345
Net earnings	344		488		1,578		2,033
Cash dividends	(133)		(124)		(391)		(366)
Balance at end of period	$18,236		$17,012		$18,236		$17,012

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		October 30, 2009	October 31, 2008	January 30, 2009
Assets

Current assets:
Cash and cash equivalents		$1,141	$322	$245
Short-term investments		509	445	416
Merchandise inventory - net		8,424	8,327	8,209
Deferred income taxes - net		205	230	166
Other current assets		213	197	215

Total current assets		10,492	9,521	9,251

Property, less accumulated depreciation		22,557	22,602	22,722
Long-term investments		864	466	253
Other assets		496	440	460

Total assets		$34,409	$33,029	$32,686

Liabilities and Shareholders' Equity

Current liabilities:
Short-term borrowings		$-	$249	$987
Current maturities of long-term debt		553	34	34
Accounts payable		5,046	4,831	4,109
Accrued compensation and employee benefits		558	516	434
Self-insurance liabilities		780	723	751
Deferred revenue		719	748	674
Other current liabilities		1,321	1,330	1,033

Total current liabilities		8,977	8,431	8,022

Long-term debt, excluding current maturities		4,524	5,044	5,039
Deferred income taxes - net		556	751	660
Other liabilities		933	846	910

Total liabilities		14,990	15,072	14,631

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
October 30, 2009	1,477
October 31, 2008	1,467
January 30, 2009	1,470	739	734	735
Capital in excess of par value		398	215	277
Retained earnings		18,236	17,012	17,049
Accumulated other comprehensive income (loss)		46	(4)	(6)

Total shareholders' equity		19,419	17,957	18,055

Total liabilities and shareholders' equity		$34,409	$33,029	$32,686

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	October 30, 2009	October 31, 2008
Cash flows from operating activities:
Net earnings	$1,578	$2,033
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,303	1,232
Deferred income taxes	(142)	99
Loss on property and other assets - net	140	48
Loss on redemption of long-term debt	-	8
Share-based payment expense	78	79
Net changes in operating assets and liabilities:
Merchandise inventory - net	(203)	(725)
Other operating assets	(4)	77
Accounts payable	933	1,124
Other operating liabilities	684	383
Net cash provided by operating activities	4,367	4,358

Cash flows from investing activities:
Purchases of short-term investments	(283)	(179)
Proceeds from sale/maturity of short-term investments	397	265
Purchases of long-term investments	(1,204)	(1,097)
Proceeds from sale/maturity of long-term investments	380	837
Increase in other long-term assets	(19)	(53)
Property acquired	(1,414)	(2,539)
Proceeds from sale of property and other long-term assets	17	26
Net cash used in investing activities	(2,126)	(2,740)

Cash flows from financing activities:
Net decrease in short-term borrowings	(1,002)	(786)
Proceeds from issuance of long-term debt	3	13
Repayment of long-term debt	(27)	(564)
Proceeds from issuance of common stock under employee stock purchase plan	37	39
Proceeds from issuance of common stock from stock options exercised	22	94
Cash dividend payments	(391)	(366)
Repurchase of common stock	(4)	(8)
Excess tax benefits of share-based payments	-	1
Net cash used in financing activities	(1,362)	(1,577)

Effect of exchange rate changes on cash	17	-

Net increase in cash and cash equivalents	896	41
Cash and cash equivalents, beginning of period	245	281
Cash and cash equivalents, end of period	$1,141	$322